EXHIBIT 10.36

EXECUTIVE EMPLOYMENT AGREEMENT

BETWEEN:

GRAN TIERRA ENERGY INC., a Company governed by the laws of the Province of Alberta

(the “Company”)

- and -

Martin Eden, an individual ordinarily resident in the City of Calgary in the Province of Alberta

(the “Executive”)

(collectively referred to as the “Parties”)

RECITALS:

A.	The Executive has specialized knowledge and valuable skills and experience which are critical to the management of the business and to the success of the business.

B.	The Company wishes to secure the services of the Executive and to ensure that the Executive remains Chief Financial Officer of the business.

THEREFORE, the Parties agree as follows:

ARTICLE 1
DUTIES AND RESPONSIBILITIES

1.1 Position

The Company confirms the appointment of the Executive to the position of Chief Financial Officer. The Executive will undertake those duties and responsibilities set out in Schedule “A” to this Agreement as well as those duties reasonably assigned to the Executive by the Board (the “Board”). The Executive will report to the President and Chief Executive Officer. The parties agree that the relationship between the Company and the Executive created by this Agreement is that of employer and employee.

1.2 Other Engagements

The Executive shall not engage in any other business, profession or occupation which would conflict with the performance of his duties and responsibilities under this Agreement, either directly or indirectly, including accepting appointments to the boards of other companies without the prior written consent of the Board.

1.3 Reassignment

The Company shall not reassign the Executive to another position within the Company itself, or to a position within a subsidiary, affiliated or related corporate entity (“Member Company” or “Member Companies”) or alter the duties, responsibilities, title, or reporting lines of the Executive or change the location of the Executive’s employment unless the Executive agrees to such reassignment or alteration.

1.4 Travel

The Executive shall be employed at the Company’s location in Calgary, Alberta. The Executive shall be available for such business related travel as may be required for the purposes of carrying out the Executive’s duties and responsibilities. The Executive shall be entitled to business class tickets for travel that exceeds six hours. The Executive will be entitled to choose suitable accommodations when travelling on Company business.

ARTICLE 2
TERM OF EMPLOYMENT

This Agreement will commence as of the date hereof and will continue for an initial term of three years (the “Term”) subject to Article 9. The Term may be extended upon mutual written agreement of the parties.

ARTICLE 3
BASE SALARY

The Executive will be paid an annual salary in the amount of $225,000, subject to applicable statutory deductions (the “Base Salary”). The Executive’s Base Salary will be payable in accordance with Company practices and procedures as they may exist from time to time. Base Salary will be reviewed and may be increased on an annual basis by the Board, with input from the Executive.

ARTICLE 4
BONUS

4.1 Bonus Eligibility

The Executive shall be eligible to receive an annual bonus payment in addition to Base Salary and other compensation for each year of the Executive’s employment after 2006 (the “Bonus”) as determined by the Board from time to time.

4.2 Bonus Payment

The Bonus shall be payable within sixty (60) days of the end of the fiscal year, and will be based upon the Executive’s performance during the preceding year.

ARTICLE 5
BENEFITS

The Executive shall be entitled to participate in and to receive all rights and benefits under any life insurance, disability, medical, dental, health and accident plans maintained by the Company for its employees and for its executive officers specifically. The Company will continue to pay the Executive’s Base Salary in the event the Executive becomes disabled until such time as the Executive begins to receive long-term disability insurance benefits.

ARTICLE 6
VACATION

The Executive will be entitled to five weeks vacation per year. Payment of all vacation pay will be at Base Salary. The Executive will arrange vacation time to suit the essential business needs of the Company. Unused vacation entitlement will be carried over into the following calendar year to a maximum entitlement of eight weeks in any one year. On leaving the employment of the Company for whatever reason, the Company will compensate the Executive for any accrued but unused vacation entitlement based upon the Executive’s then current Base Salary.

ARTICLE 7
STOCK OPTIONS

7.1 Stock Options

The Company will provide the Executive with the right to participate in stock option plans and/or incentive award plans approved by the board of directors of the Company.

ARTICLE 8
PERQUISITES AND EXPENSES

The Company recognizes that the Executive will incur expenses in the performance of the Executive’s duties. The Company shall reimburse the Executive for any reasonable out of pocket expenses incurred in the course of employment.

ARTICLE 9

TERMINATION OF EMPLOYMENT

9.1 Termination Without Notice

This Agreement and the Executive’s employment with the Company may be terminated, without the Company being obligated to provide the Executive with advance notice of termination or pay in lieu of such notice, whether under contract, statute, common law or otherwise, in the following circumstances:

(a)	Voluntary Resignation

In the event the Executive voluntarily resigns, except where the Executive resigns for Good Reason as provided for in this Agreement, the Executive will give a minimum of ninety (90) days’ advance written notice to the Company. The Executive will not be entitled to receive any further compensation or benefits whatsoever other than those which have accrued up to the Executive’s last day of active service with the Company. The Company may, at its discretion, waive in whole or in part such notice with payment in lieu to the Executive;

(b)	Cause

In the event the Executive’s employment is terminated for Cause, the Executive shall not be entitled to receive any further compensation or benefits whatsoever other than those which have accrued up to the date of termination of employment. For purposes of this Agreement “Cause” means any grounds at common law for which an employer is entitled to dismiss an employee.

9.2 Termination by the Company without Cause

(a)	Separation Package

The Company may terminate the Executive’s employment without Cause at any time prior to the expiry of the Term or upon the expiry of the Term by not agreeing to extend the Term by providing the Executive with a Separation Package (the “Separation Package”) equal to the greater of:

(i)	Total Cash Compensation for whatever period of time is remaining in the Term; or

(ii)	One years’ Total Cash Compensation.

“Total Cash Compensation” is defined as the annualized amount of Base Salary plus Bonus Payment for the prior 12-month period.

The Separation Package shall be payable in a lump sum within thirty (30) days of termination.

9.3 Termination by the Executive for Good Reason

Should the Executive terminate his employment for Good Reason, as hereinafter defined, he shall receive the Separation Package set out in section 9.2(a) and (b). Failure of the Executive to terminate his employment on the occurrence, of any event which would constitute Good Reason shall not constitute waiver of his right under this section 9.3. “Good Reason” is defined as the occurrence of any of the following without the Executive’s express written consent:

(a)
an adverse change in the Executive’s position, titles, duties (including any position or duties as a director of the Company) or responsibilities (including new, additional or changed formal or informal reporting responsibilities) or any failure to re-elect or re-appoint him to any such positions, titles, duties or offices, except in connection with the termination of his employment for Cause;

(b)
a reduction by the Company of the Executive’s Base Salary or any change in the basis upon which the Executive’s annual compensation is determined or paid if the change is or will be adverse to the Executive;

(c)
a sale to a person (which, for all purposes hereof, shall include, without limitation, an individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate and a trustee, executor, administrator or other legal representative) or group of persons not affiliated with the Company of all or substantially all of the assets of the Company;

(d)
a change in control of the Company occurs in any manner whatsoever, including without limitation as a result of a take-over bid, reorganization of capital, share exchange, arrangement, merger, amalgamation or other combination of the Company with any other entity, and for the purposes of this Agreement “control” means a relationship between persons wherein one person (or group of persons acting jointly and in concert) has the ability to manage the affairs of, or to significantly affect the management decisions of, another person, including without limitation the beneficial ownership, directly or indirectly through one or more persons, of voting securities or securities convertible into or exchangeable for voting securities which are sufficient to determine the material business decisions of a person;

(e)	any breach by the Company of any provision of this Agreement.

ARTICLE 10
DIRECTORS/OFFICERS LIABILITY

10.1 Indemnity

(a)
Subject to the provisions of the Business Companys Act (Alberta), the Company agrees to indemnify and save the Executive harmless from and against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which the Executive is made a party by reason of having been a director or officer of the Company, if

(i)	the Executive acted honestly and in good faith with a view to the best interests of the Company; and

(ii)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Executive had reasonable grounds for believing that his conduct was lawful.

(b)
Subject to the provisions of the Business Companys Act (Alberta), the Company agrees, with the approval of the court, to indemnify and save the Executive harmless from and against all costs, charges and expenses reasonably incurred by him in respect of an action by or on behalf of the Company to procure a judgment in the Company’s favour to which the Executive is made a party by reason of having been a director or officer of the Company, if:

(i)	the Executive acted honestly and in good faith with a view to the best interests of the Company; and

(ii)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Executive had reasonable grounds for believing that his conduct was lawful.

10.2 Insurance

(a)
The Company shall purchase and maintain, throughout the period during which the Executive acts as a director or officer o£ the Company or a Member Company and for a period of two years after the date that the Executive ceases to act as a director or officer of the Company or a Member Company, directors’ and officers’ liability insurance for the benefit of the Executive and the Executive’s heirs, executors, administrators and other legal representatives, such that the Executive’s insurance coverage is, at all times, at least equal to or better than any insurance coverage the Company purchases and maintains for the benefit of its then current directors and officers, from time to time.

(b)
If for any reason whatsoever, any directors’ and officers’ liability insurer asserts that the Executive or the Executive’s heirs, executors, administrators or other legal representatives are subject to a deductible under any existing or future directors’ and officers’ liability insurance purchased and maintained by the Company for the benefit of the Executive and the Executive’s heirs, executors, administrators and other legal representatives, the Company shall pay the deductible for and on behalf of the Executive or the Executive’s heirs, executors, administrators or other legal representatives, as the case may be.

10.3 Survival

The provisions of sections 10.1 and 10.2 of this Agreement shall survive the termination of this Agreement or the employment of the Executive with the Company and such provisions shall continue in full force and effect for the benefit of the Executive.

ARTICLE 11
NON-COMPETITION AND CONFIDENTIALITY

11.1 Non-Competition

The Executive recognizes and understands that in performing the duties and responsibilities of his employment as outlined in this Agreement, he will be a key employee of the Company and will occupy a position of high fiduciary trust and confidence, pursuant to which he has developed and will develop and acquire wide experience and knowledge with respect to all aspects of the services and businesses carried on by the Company and its Member Companies and the manner in which such businesses are conducted. It is the expressed intent and agreement of the Executive and of the Company that such knowledge and experience shall be used solely and exclusively in the furtherance of the business interests of the Company and its Member Companies and not in any manner detrimental to them. The Executive therefore agrees that so long as he is employed by the Company pursuant to this Agreement he shall not engage in any practice or business in competition with the business of the Company or any of its Member Companies.

11.2 Confidentiality

The Executive further recognizes and understands that in the performance of his employment duties and responsibilities as outlined in this Agreement, he will be a key employee of the Company and will become knowledgeable, aware and possessed of all confidential and proprietary information, know-how, data, strategic studies, techniques, knowledge and other confidential information of every kind or character relating to or connected with the business or corporate affairs and operations of the Company and its Member Companies and includes, without limitation, geophysical studies and data, market data, engineering information, shareholder data, client lists, compensation rates and methods and personnel information (collectively “Confidential Information”) concerning the business of the Company and its Member Companies. The Executive therefore agrees that, except with the consent of the Board, he will not disclose such Confidential Information to any unauthorized persons so long as he is employed by the Company pursuant to this Agreement and for a period of 24 months thereafter; provided that the foregoing shall not apply to any Confidential Information which is or becomes known to the public or to the competitors of the Company or its Member Companies other than by a breach of this Agreement.

11.3 Following Termination of Agreement

Subject to this provision and without otherwise restricting the fiduciary obligations imposed upon, or otherwise applicable to the Executive as a result of the Executive having been a senior officer and key employee of the Company, the Executive shall not be prohibited from obtaining employment with or otherwise forming or participating in a business competitive to the business of the Company after termination of this Agreement and the Executive’s employment with the Company.

ARTICLE 12
CHANGES TO AGREEMENT

Any modifications or amendments to this Agreement must be in writing and signed by all Parties or else they shall have no force and effect.

ARTICLE 13
ENUREMENT

This Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors and assigns, including without limitation, the Executive’s heirs, executors, administrators and personal representatives.

ARTICLE 14
GOVERNING LAW

This Agreement shall be construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein.

ARTICLE 15
NOTICES

15.1 Notice to Executive

Any notice required or permitted to be given to the Executive shall be deemed to have been received if delivered personally to the Executive or sent by courier to the Executive’s home address last known to the Company.

15.2 Notice to Company

Any notice required or permitted to be given to the Company shall be deemed to have been received if delivered personally to, sent by courier, or sent by facsimile to:

Gran Tierra Energy Inc.
300, 611-10th Avenue S.W.
Calgary, Alberta, Canada, T2R 0B2
Fax: (403) 265-3242

ARTICLE 16
CURRENCY

All dollar amounts set forth or referred to in this Agreement refer to Canadian currency.

ARTICLE 17
WITHHOLDING

All payments made by the Company to the Executive or for the benefit of the Executive shall be less applicable withholdings and deductions.

ARTICLE 18
INDEPENDENT LEGAL ADVICE

The Executive acknowledges that the Executive has been advised to obtain independent legal advice with respect to entering into this Agreement, that he has obtained such independent legal advice or has expressly deemed not to seek such advice, and that the Executive is entering into this Agreement with full knowledge of the contents hereof, of the Executive’s own free will and with full capacity and authority to do so.

IN WITNESS OF WHICH the Parties have duly executed this Agreement this 1st day of December, 2006.

GRAN TIERRA ENERGY INC.

By: /s/ Dana Coffield
Name: Dana Coffield
Title: President and CEO

SIGNED, SEALED & DELIVERED In the presence of: /s/ James Hart Witness	/s/ Martin Eden Martin Eden

SCHEDULE A

Duties & Responsibilities

•	Management of financing, accounting, treasury, tax, risk management, compliance/reporting and investor relations functions of Gran Tierra Energy Inc. and its subsidiaries

•	Coordination of financial functions of operating subsidiaries